Exhibit 99.1

American States Water Company Announces Second Quarter 2009 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 6, 2009--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.64 per common share for the second quarter ended June 30, 2009 as compared to basic and fully diluted earnings of $0.54 and $0.53 per common share, respectively, for the second quarter ended June 30, 2008.

The $0.11 per share increase in reported diluted earnings for the second quarter of 2009, as compared to the same period of 2008, included a $0.06 per share unrealized gain on purchased power contracts during the three months ended June 30, 2008. The following table provides diluted earnings per share (“EPS”), as adjusted (a non-GAAP financial measure), for 2008 to remove the effects of the unrealized gain on purchased power contracts.

	Second Quarter
	2009	2008
Diluted EPS, as reported	$0.64	$0.53
Unrealized gain on purchased power contracts	-	(0.06)
Diluted EPS, as adjusted *	$0.64	$0.47

*Diluted EPS, as adjusted, is a non-GAAP financial measure and excludes an unrealized gain on purchased power contracts for 2008.

The purchased power contracts expired on December 31, 2008 and effective January 1, 2009, the Company began taking delivery of power under a new contract. Pursuant to a decision issued in May 2009 by the California Public Utilities Commission (“CPUC”), the Company will defer all unrealized gains and losses resulting from the new purchased power contract on a monthly basis into a regulatory memorandum account that will track the changes in fair value of the derivative throughout the term of the contract. As of June 30, 2009, $8.5 million of a cumulative unrealized loss has been included in this memorandum account; therefore not impacting the Company’s earnings in 2009.

EPS was $0.64 for the three months ended June 30, 2009 and, removing the effects of the item discussed above, diluted EPS, as adjusted, was $0.47 for the same period in 2008, an increase of $0.17 per share. Impacting the comparability in the results of the two periods are the following significant items:

  The water and electric margin increased by $5.5 million, or $0.18 per share, primarily due to higher water revenues, as more fully discussed below.
  In May 2009, AWR’s subsidiary, Golden State Water Company (“GSWC”), reached a settlement agreement with Mirant Trading and recorded the settlement proceeds of $1.0 million, or $0.03 per share, as a reduction to legal costs. There was no similar gain in the same period of 2008.
  Excluding the gain from the settlement agreement with Mirant Trading mentioned above, other operating expenses, including administrative and general expenses, increased at GSWC by $1.3 million, or $0.04 per share, due primarily to an increase in pension expense of approximately $855,000 and an increase in depreciation expense of $469,000.
  Pretax operating income through AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $1.6 million, or $0.05 per share, as compared to the second quarter of 2008 due primarily to an increase in special construction projects at Fort Bliss and the military bases in Virginia, and improved performance at Fort Jackson and Fort Bragg military bases.
  An increase in net interest expense (interest expense less interest income) of $844,000, or $0.03 per share, was due to an increase in long-term debt resulting from the issuance of $40.0 million of notes in March 2009 and the recording of $480,000 of interest income during the second quarter of 2008 in connection with an Internal Revenue Service’s (“IRS’s”) examination of AWR’s 2002 income tax return. There was no similar interest income recorded in the same period of 2009
  The effective income tax rate in the second quarter of 2009 was higher due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, which negatively impacted earnings by $0.02 per share during the second quarter of 2009 as compared to the same period in 2008.

Total operating revenues increased by $13.2 million to $93.6 million for the second quarter of 2009, compared to $80.3 million recorded in the second quarter of 2008, an increase of 16.5%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2009	2008	$ Change	% Change
Water	$74,157	$65,370	$8,787	13.4%
Electric	5,888	6,208	(320)	(5.2%)
Contracted services	13,508	8,735	4,773	54.6%
Total operating revenues	$93,553	$80,313	$13,240	16.5%

Water revenues for the second quarter of 2009 increased by $8.8 million or 13.4%, due primarily to: (i) higher customer rates approved by the CPUC effective January 1, 2009, which added approximately $2.4 million of water revenues; (ii) the recording of $2.9 million in additional revenues to adjust to consumption levels approved by the CPUC as a result of the implementation of the Water Revenue Adjustment Mechanism (“WRAM”) accounts in Regions II and III in late November 2008, and (iii) the recording of $2.8 million of additional water revenues at all GSWC water regions due to the CPUC’s approval in April 2009 of the Water Conservation Memorandum Accounts (“WCMA”). These increases were partially offset by a decrease of 4.2% in water consumption as compared to the same period in 2008.

Although the recording of the WRAM added $2.9 million of water revenues, this favorable impact to earnings was reduced by $0.7 million of over-collected water supply costs tracked in the Modified Cost Balancing Account (“MCBA”), also implemented in late November 2008 for Regions II and III. The over-collection in the MCBA account was due to: (i) lower consumption in the second quarter of 2009 as compared to the consumption level approved by the CPUC, and (ii) a lower percentage of purchased water in the supply mix during 2009 when compared to the supply mix included in customer rates, partially offset by increases in purchased water and/or pump tax rates charged by GSWC’s suppliers. The net dollar water margin impact of recording the WRAM and MCBA for the quarter was approximately $2.2 million, or $0.07 per share. On May 7, 2009, the CPUC approved tiered rates for Region I and the establishment of a WRAM and MCBA which will go into effect on or about September 1, 2009.

Electric revenues from GSWC’s Bear Valley Electric Division decreased by 5.2% to $5.9 million compared to $6.2 million for the three months ended June 30, 2008 due primarily to a decrease in electric usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $4.8 million, or 54.6%, during the second quarter of 2009 primarily due to an increase in construction revenues. Construction revenues increased by $4.4 million primarily related to special projects at Fort Bliss, Fort Bragg and the military bases in Virginia.

In addition, during December 2008 the U.S. government authorized an interim price adjustment at Fort Bliss, which increased monthly water and wastewater management fees by 50% and 59%, respectively, pending the resolution of a Request for Equitable Adjustment filed by ASUS’ subsidiary Fort Bliss Water Services Company due to a higher than originally estimated inventory level at the base. These interim increases at Fort Bliss resulted in additional management fees of $294,000 for the second quarter of 2009 as compared to the second quarter of 2008.

Total operating expenses for the second quarter of 2009, increased by $8.3 million to $69.0 million as compared to the $60.7 million recorded for the same period in 2008, mainly reflecting: (i) an increase of $3.0 million in water supply costs primarily resulting from a $0.7 million over-collection in the MCBA account previously discussed, and a $2.1 million increase in the amortization of previously incurred supply costs from surcharges currently in effect; (ii) an unrealized gain of $1.7 million on purchased power contracts for the three months ended June 30, 2008, related to the contracts that expired at December 31, 2008; (iii) an increase in other operating and administrative and general expenses of $1.7 million due to higher labor, pension and other employee related costs, and outside consulting costs, partially offset by the $1.0 million settlement with Mirant Trading, previously discussed; (iv) a decrease in required and emergency maintenance activities on GSWC’s wells, water supply and distribution facilities, some of which has been deferred to later in the year; (v) an increase in depreciation and amortization expenses, reflecting, among other things, the effects of closing approximately $73.6 million of additions to utility plant during 2008; (vi) lower property and other taxes; and (vii) a $3.4 million increase in construction expenses primarily related to special construction projects at Fort Bliss and the military bases in Virginia.

The table below sets forth pretax operating income by segment for the second quarter:

(in thousands)	2009	2008	$ Change	% Change
Water	$23,438	$18,529	$4,909
Electric	72	1,673	(1,601)
Contracted services	1,015	(608)	1,623
AWR parent	(11)	(13)	2
Total pretax operating income	$24,514	$19,581	$4,933	25.2%

Interest expense increased by $365,000 to $5.7 million during the second quarter of 2009 as compared to $5.3 million during the second quarter of 2008. The increase reflected the issuance of $40.0 million of notes in March 2009.

Interest income decreased by $479,000 during the second quarter of 2009, due primarily to the recording of $480,000 in interest income during the second quarter of 2008 in connection with an IRS examination of the 2002 income tax return.

Income tax expense for the second quarter of 2009 increased by $1.9 million to $7.7 million as compared to $5.8 million for the same period in 2008 primarily due to an increase in pretax income and a higher effective income tax rate (“ETR”). The ETR for the three months ended June 30, 2009 was 40.2% compared to 38.4% for the same period of 2008 due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (principally plant-, rate-case and compensation-related items). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting increase or decrease occurring in another period.

Year-to Date 2009 Results

Diluted earnings per share for the first six months of 2009 were $0.92 compared to $0.84 for 2008. Included in 2008’s diluted EPS was an unrealized gain on purchased power contracts, which increased pretax income by $4.5 million, or $0.15 per share, during the six months ended June 30, 2008. Excluding the effects of this unrealized gain, diluted EPS, as adjusted in 2008 was $0.69 as compared to $0.92 reported in 2009, an increase of $0.23 per share. Impacting the comparability in the results of the two periods on a diluted per share basis, as adjusted, are the following significant items: (i) an increase in the water and electric margin of $6.2 million, or $0.21 per share, primarily due to higher water revenues; (ii) an increase in other operating expenses of $4.1 million, or $0.14 per share, at the Company’s utility businesses, due to higher labor, pension and outside service costs; (iii) the improved financial performance of contracted services at military bases resulting in an increase in ASUS’ pretax operating income of $3.2 million, or $0.11 per share; (iv) the recording of $1.0 million in settlement proceeds, or $0.03 per share, resulting from a settlement agreement reached with Mirant Trading as discussed in the quarterly results; (v) an increase in interest expense of $281,000, or $0.01 per share, due to an increase in long-term debt resulting from the issuance of $40.0 million of notes in March 2009; (vi) a decrease in interest income of $638,000, or $0.02 per share, primarily reflecting $480,000 of interest income in 2008 from the examination by the IRS of AWR’s 2002 income tax return, and (vii) a tax benefit of $918,000, or $0.05 per share, recorded in the first quarter of 2009 due to changes in state apportionment laws.

Regulatory Matters

In August 2008, the CPUC approved an advice letter filing to allow GSWC to create and implement a Water Conservation Memorandum Account (“WCMA”) to track the revenue shortfall associated with conservation measures until the WRAM is implemented and the extraordinary expenses in conjunction with the declared drought in California. In April 2009, the CPUC approved the advice letter filed by GSWC to recover $2.0 million included in the WCMA for Regions II and III and authorized GSWC to establish a 12-month surcharge to customers’ bills. Accordingly, GSWC established a $2.0 million regulatory asset, which was recorded as additional water revenue in the second quarter of 2009. In addition, GSWC established an $852,000 regulatory asset and additional water revenues for Region I’s WCMA balance incurred during the period of August 18, 2008 through June 30, 2009, which is now probable of recovery.

Non-GAAP Financial Measures

This press release includes a presentation of “Diluted EPS, as adjusted” which excludes unrealized gains on purchased power contracts during the three and six months ended June 30, 2008. This item is derived from consolidated financial information but not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). This item constitutes a "non-GAAP financial measure" under Securities and Exchange Commission rules. The non-GAAP financial measure supplements our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the Company's operating performance without giving effect to unrealized gains and losses on purchased power contracts, which have been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the Company. Moreover, management believes that this presentation facilitates comparisons between the Company and other companies in its industry but again may not be comparable to similarly titled non-GAAP financial measures of other registrants. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the Company's historical results, exclusive of unrealized gains/losses on purchased power contracts.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Second Quarter 2009 Earnings Release Conference Call - The Company will host a conference call today, August 6, 2009 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, August 6, 2009 at 2:00 p.m. PT and will run through Thursday, August 13, 2009. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 19929323.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	June 30	December 31
(in thousands)	2009	2008
	(Unaudited)
Assets
Utility Plant-Net	$847,849	$825,262
Goodwill	4,610	4,610
Other Property and Investments	11,484	10,689
Current Assets	97,416	90,614
Regulatory and Other Assets	139,720	130,112
	$1,101,079	$1,061,287
Capitalization and Liabilities
Capitalization	$660,325	$577,039
Current Liabilities	88,863	137,397
Other Credits	351,891	346,851
	$1,101,079	$1,061,287

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Operating Revenues	$93,553	$80,313	$173,162	$149,255

Operating Expenses:
Supply costs	$23,537	$20,547	$43,446	$36,687
Unrealized gain on purchased power contracts	-	(1,664)	-	(4,507)
Other operating expenses	7,165	7,053	14,318	15,049
Administrative and general expenses	15,522	14,943	32,387	29,770
Maintenance	3,887	4,770	7,960	8,542
Depreciation and amortization	8,387	7,810	16,748	15,603
Property and other taxes	2,712	2,839	6,112	5,759
ASUS construction expenses	7,829	4,434	16,274	8,309
Net gain on sale of property	-	-	(15)	-
Total operating expenses	$69,039	$60,732	$137,230	$115,212

Operating income	$24,514	$19,581	$35,932	$34,043

Interest expense	(5,659)	(5,294)	(10,953)	(10,672)
Interest income	296	775	498	1,136
Other	82	7	52	121

Income From Operations Before Income Tax Expense	$19,233	$15,069	$25,529	$24,628

Income tax expense	7,734	5,786	9,098	10,041

Net Income	$11,499	$9,283	$16,431	$14,587

Weighted Average Shares Outstanding	17,861	17,248	17,588	17,243
Earnings Per Common Share	$0.64	$0.54	$0.93	$0.84
Weighted Average Diluted Shares	17,987	17,325	17,718	17,362
Earnings Per Diluted Share	$0.64	$0.53	$0.92	$0.84
Dividends Declared Per Common Share	$0.250	$0.250	$0.500	$0.500

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707